Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259706

Supplement No. 12

(To Prospectus dated October 5, 2021)

ReNew Energy Global Plc

PRIMARY OFFERING OF

20,226,773 CLASS A ORDINARY SHARES

SECONDARY OFFERING OF

271,479,759 CLASS A ORDINARY SHARES,

118,363,766 CLASS C ORDINARY SHARES,

7,026,807 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

7,671,581 CLASS A ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates and amends certain information contained in the prospectus dated October 5, 2021, or the “Prospectus”, covering the issuance from time to time by ReNew Energy Global plc, a public limited company organized under the laws of England  & Wales, or “we”, “our”, the “Company”, of up to 20,226,773 Class A Ordinary Shares, nominal value of $0.0001, or the “Class A Ordinary Shares,” including 7,026,807 Class  A Ordinary Shares issuable upon the exercise of Warrants that are held by RMG Sponsor II, LLC, or “RMG Sponsor II”, or “Private Warrants” and 11,499,966 Class  A Ordinary Shares issuable upon the exercise of Warrants held by the public warrant holders, or “Public Warrants”. The Prospectus also relates to the resale, from time to time, by the selling securityholders named therein, or the “Selling Securityholders”, or their pledgees, donees, transferees, or other successors in interest, of (a) up to 271,479,759 Class A Ordinary Shares, (b) up to 7,026,807 Private Warrants; (c)  up to 118,363,766 class C ordinary shares having a nominal value of $0.0001 per share, or “Class C Ordinary Shares”, and (d) up to 7,671,581 Class  A Ordinary Shares issuable upon exercises of the Private Warrants. You should read this supplement no.  12 in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 4, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2022

Commission File Number: 001-40752

RENEW ENERGY GLOBAL PLC

(Translation of registrant’s name into English)

C/O Vistra (UK) Ltd 3rd Floor

11-12 St James’s Square London SW1Y 4LB

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Other Events

On April 28, 2022, ReNew Energy Global plc announced that it has signed 2 GWs of PPAs.

The press release is attached as Exhibit 99.1 hereto.

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	ReNew Power’s total portfolio rises by approximately 20% to over 12 GW

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 28, 2022	RENEW ENERGY GLOBAL PLC

	By	/s/ Samir Rai
		Name:	Samir Rai
		Title:	Company Secretary

Exhibit 99.1

ReNew’s total portfolio rises close to 20% to over 12 GW

~1.5 GW of solar Power Purchase Agreements (“PPAs”) signed since March 2022 with utilities, mainly SECI (1.4 GW), with projects to be located in Rajasthan

~0.5 GW of long-term agreements signed with corporate buyers; assets to be set up in states of Gujarat, Maharashtra, and Rajasthan

Gurugram, April 28, 2022: ReNew Power (“ReNew” or “the Company”) (NASDAQ: RNW, RNWWW), India’s leading renewable energy company, today announced it has signed five solar PPAs with Solar Energy Corporation of India (“SECI”) and Punjab State Power Corporation Limited (“PSPCL”), as well as multiple long-term purchase agreements with corporate buyers together totalling around 2 GW.

This has seen the company’s gross total portfolio jump to ~12.1 GW from 10.2 GW at the beginning of this calendar year.

The new utility solar projects will be located in the western state of Rajasthan and have flat tariffs over 25 years. Four solar PPAs have been signed with SECI, an entity owned by the Government of India that has a AAA Stable domestic debt rating by ICRA, a subsidiary of Moody’s Corporation. The fifth PPA is with PSPCL.

Two PPAs of 600 MW and 375 MW are under the SECI Rajasthan IV scheme, where ReNew will supply electricity at ₹ 2.18/kWh (~US 2.9* ¢/kWh). The other two PPAs with SECI for 300 MW and 100 MW** are under the SECI IX scheme and have a tariff of ₹ 2.37/kWh (~US 3.1 ¢/kWh). ReNew recently acquired a beneficial interest in the 300 MW (SECI IX) and 375 MW (SECI Rajasthan IV) projects, subject to the terms of the respective PPAs.

For the PSPCL PPA of 100 MW, ReNew will supply electricity at ₹ 2.33/kWh (~US 3.0 ¢/kWh). All the projects are expected to be commissioned by the fourth calendar quarter of 2023.

Corporate buyers have signed long-term agreements with ReNew for the purchase of clean energy or renewable energy credits for approximately 0.5 GW (491 MW), with energy tariffs ranging between ₹ 3.06—₹ 3.95/kWh (~US 4.0 ¢/kWh – ~US 5.2 ¢/kWh). The corporates include a large US-based global tech major, Grasim Industries (part of the Aditya Birla Group), and Netmagic (a subsidiary of NTT Communications, Japan). This takes ReNew’s overall corporate portfolio to over 900 MW, making it one of the largest renewable energy solutions providers for corporates.

Speaking about the recent spate of PPA signings, Chairman and CEO of ReNew, Mr Sumant Sinha, said: “ReNew is at the vanguard of India’s clean energy transition. We believe that our vertical integration, combined with our scale and ability to offer customized intelligent energy solutions, allows us to win projects and provide returns in line with our targets.”

“The addition of ~1.9 GW comfortably above our threshold returns is a testament to ReNew’s competitive advantages. With this ramp-up in total portfolio addition, ReNew is proud to very much remain at the centre of national efforts to meet India’s ambitious climate goals, set by Honourable Prime Minister Narendra Modi at COP26,” Sinha added.

The solar modules for these projects are expected to be manufactured at the 2 GW module manufacturing facility being built by ReNew and sourced through tolling contracts with domestic suppliers.

ReNew recently also announced an investment by Mitsui & Co. Ltd in its 1.3 GW round-the-clock renewable energy project, and a joint venture with Indian Oil Corporation and Larsen & Toubro for developing green hydrogen capacity in India.

* 1 US$ = ₹ 76.46

** Part of 400 MW won by ReNew under the SECI IX scheme, and included in the 10.2 GW

About ReNew

ReNew is one of the largest renewable energy Independent Power Producers (IPPs) in India and globally. ReNew develops, builds, owns, and operates utility-scale wind energy, solar energy, and hydro projects. As of April 28, 2022, ReNew has a gross total portfolio of ~ 12.1 GW of renewable energy projects across India, including commissioned and committed projects. To know more, visit www.renewpower.in and follow us on Linked In, Facebook, Twitter and Instagram.

Press Enquiries

Kamil Zaheer

kamil.zaheer@renewpower.in

+ 91 9811538880

Karan Anand

karan.anand@renewpower.in

+91 9833372732

Investor Enquiries

Nathan Judge

Anunay Shahi

ir@renewpower.in